EXHIBIT 99

COCA-COLA ENTERPRISES INC.	NEWS RELEASE
CONTACT:	Scott Anthony - Investor Relations (770) 989-3105 Laura Asman - Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC.

AFFIRMS 2004 FINANCIAL TARGETS

ATLANTA, March 31, 2004 - Coca-Cola Enterprises (CCE) today will confirm its outlook for full-year 2004 results in management presentations to analyst conferences hosted by Credit Suisse First Boston and Banc of America Securities.

Management continues to expect earnings per diluted common share of $1.42 to $1.46 for the year. CCE also expects operating income growth of 5 percent to 6 percent to a range of $1.56 billion to $1.58 billion, and continued improvement in return on invested capital.

"Our first quarter revenue trends give us confidence in our financial targets for the year," said John R. Alm, president and chief executive officer. "We are encouraged by our early pricing performance as we move into the peak selling months and believe our brand and package strategies will continue to deliver good results."

In its outlook for 2004, CCE expects to achieve physical case volume growth in North America of approximately 1 1/2percent, with enhanced revenue management strategies producing North American bottle and can net pricing per case growth of approximately 2 1/2 percent.

CCE expects its European operations to achieve volume growth of approximately 1 1/2percent and bottle and can net pricing per case growth of approximately 2 percent in 2004.

Mr. Alm and Lowry F. Kline, chairman of the board, will present to the Credit Suisse First Boston conference at 9:30 a.m. ET and to the Banc of America Securities conference at 3:30 p.m. ET. CCE will webcast both meetings via our website, www.cokecce.com, and replays will be available through the site's Investor Relations section.

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

Forward-Looking Statements

Included in this news release are forward-looking management comments and other statements that reflect management's current outlook for future periods. As always, these expectations are based on the currently available competitive, financial, and economic data along with our operating plans and are subject to future events and uncertainties. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on page 82 of our 2003 Annual Report.

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